Exhibit 5.1

September 21, 2018
Board of Directors
Silver Bull Resources, Inc.
777 Dunsmuir Street, Suite 1610
Vancouver, B.C. V7Y 1K4
Canada
Ladies and Gentlemen:
We have acted as counsel for Silver Bull Resources, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-1 (the "Registration Statement") relating to the registration of 44,944,177 shares of common stock (the "Shares") of the Company, par value $0.01 per share ("Common Stock"), that may be offered for sale from time to time by the selling stockholders named therein (the "Selling Stockholders").
In rendering the opinion set forth below, we have examined the Registration Statement.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable shares of Common Stock of the Company.
We are opining herein as to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and we express no opinion with respect to any other laws.
This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.
We hereby consent to be named in the Registration Statement, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission.
Very truly yours,
/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP

Davis Graham & Stubbs LLP   ▪   1550 17th Street, Suite 500   ▪   Denver, CO 80202     ▪   303.892.9400   ▪   fax 303.893.1379   ▪   dgslaw.com